EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS DECEMBER 2005 PERFORMANCE

            HOUSTON, Jan. 3, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in December 2005 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 817.2 million, up 23.1 percent over December 2004, and available seat miles (ASMs) increased by 15.6 percent compared with December 2004.  ExpressJet's December load factor was 75.4 percent, a 4.6 point increase over December 2004.  The company flew 75,312 block hours, compared with 65,881 block hours in December 2004, and operated 39,949 departures, versus 35,468 departures in December 2004.

            Also in December 2005, ExpressJet operated at a 99.7 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 97.3 percent during the month.  In December 2004, ExpressJet’s controllable completion factor was 99.8 percent and its total completion factor was 96.8 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total year-end operating fleet to 266 jets.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of 266 Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and plans to provide third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS DECEMBER 2005 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

December	2005		2004		Change

Revenue Passenger Miles (000)	817,187		663,756		23.1	Percent

Available Seat Miles (000)	1,083,344		937,323		15.6	Percent

Passenger Load Factor	75.4	Percent	70.8	Percent	4.6	Points

Block Hours	75,312		65,881		14.3	Percent

Departures	39,949		35,468		12.6	Percent

YEAR-TO-DATE	2005		2004		Change

Revenue Passenger Miles (000)	8,937,931		7,417,383		20.5	Percent

Available Seat Miles (000)	11,972,879		10,410,026		15.0	Percent

Passenger Load Factor	74.7	Percent	71.3	Percent	3.4	Points

Block Hours	827,369		729,698		13.4	Percent

Departures	449,928		405,055		11.1	Percent

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